Exhibit 99.1

News Release
Contacts:
David P. Southwell
Chief Financial Officer
Sepracor Inc.

Jonae R. Barnes
Sr. Vice President
Investor Relations
Sepracor Inc.
(508) 481-6700

SEPRACOR INC. ANNOUNCES THIRD QUARTER 2007 RESULTS AND PLANNED REDUCTION IN OPERATING EXPENSES FOR 2008

Financial Highlights

•                    Third quarter total revenues were $283.9 million

•                    Generated net income of $42.9 million or $0.37 per diluted share

•                    Total revenues increased 6.4% for Nine Months 2007 to $893.5 million vs. Nine Months 2006

•                    Cash and short- and long-term investments grew to $932.3 million

•                    Anticipated 2008 fully diluted earnings per share range of approximately $2.35-$2.45 per share

Other Operational Highlights

•                    Established partnerships for development and commercialization of eszopiclone with Eisai Co. Ltd. for Japan and GlaxoSmithKline for all markets outside of North America and Japan

•                    Planned reduction in sales and marketing expenses of approximately $90-$100 million for 2008, including an anticipated reduction of approximately 300 sales force positions

MARLBOROUGH, Mass., Oct. 30, 2007 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the third quarter and nine months ended September 30, 2007.

For the three months ended September 30, 2007, total revenues were approximately $283.9 million, which reflects a 1.9% decrease from third quarter 2006 revenues of $289.3 million.  Net income for the quarter was approximately $42.9 million, or $0.37 per diluted share compared to $64.4 million, or $0.56 per diluted share for the third quarter of 2006, which reflects a 34% decrease per diluted share.

Total revenues for the nine months ended September 30, 2007 increased to $893.5 million, which reflects a 6.4% increase from revenues of $839.4 million for the same period in 2006.  Net income for the nine months ended September 30, 2007 was approximately $71.6 million, or $0.61 per diluted share, compared to $85.5 million, or $0.74 per diluted share, for the nine months ended September 30, 2006. Included in the results for the nine months ended September 30, 2007 is an after-tax charge of $32.9 million, or $0.28 per share, that was applied during the first quarter and relates to the settlement of two class action lawsuits related to tecastemizole.

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As of September 30, 2007, Sepracor had approximately $932.3 million in cash and short- and long-term investments, an increase of $71.4 million from the second quarter 2007.

Sepracor recently completed an evaluation of its sales force structure, sizing and allocation that was initiated in the second quarter of 2007. This evaluation has resulted in a decision to reduce the number of sales force positions by approximately 300. This, together with other anticipated cost reduction initiatives across the business, has resulted in a projected reduction in sales and marketing expenses of approximately $90-$100 million for 2008.  Sepracor’s overall guidance for 2007 remains unchanged from the last quarter with anticipated total revenues for 2007 of between $1.23-$1.30 billion. Sepracor has narrowed the fully diluted earnings per share (EPS) range to $1.05-$1.15 for 2007 from the previous guidance of $1.00-1.30, based on 118 million weighted average shares outstanding.  This range not only includes the after-tax charge relating to the settlement of the tecastemizole litigation of $0.28 per share, but also includes expected restructuring charges during the fourth quarter of 2007 that the company will incur related principally to the sales force reorganization during the fourth quarter of 2007.  Sepracor anticipates returning to earnings momentum in 2008 with a projected fully diluted EPS range of approximately $2.35-$2.45 per share, based on approximately 119 million weighted average shares outstanding.

“This past quarter we made substantial progress securing corporate partnerships for LUNESTA outside the U.S., which we believe will add significant long-term value to the franchise. These partnership milestones, together with the ongoing development of a more focused, targeted and productive commercial organization, are key components that we believe will help us to execute our future growth strategy,” said Adrian Adams, President and Chief Executive Officer of Sepracor. “We are looking forward to the next phase of growth for Sepracor, a phase during which we intend not only to improve cost structures, but also more fully leverage our product franchises, grow and differentiate our research and development pipeline and aggressively pursue synergistic corporate development and licensing opportunities.”

LUNESTA brand eszopiclone revenues grew to $160.9 million in the third quarter of 2007 compared to $141.6 million for the same quarter in 2006, which was a 13.6% increase. LUNESTA is indicated for the treatment of insomnia.   Year to date (January-September 2007) prescriptions grew by 10.6% to approximately 5.24 million compared with the same period in 2006. Unrestricted coverage of LUNESTA under managed care also grew to 85% of managed care lives compared to 77% for AMBIEN CR®.

XOPENEX® brand levalbuterol HCl Inhalation Solution, which is a short-acting beta-agonist indicated for the treatment or prevention of bronchospasm in patients with reversible obstructive airway disease, had revenues of $94.4 million for the third quarter, compared to $125.4 million for the same quarter in 2006.  The reduction of XOPENEX Inhalation Solution revenues in the third quarter 2007 compared to the third quarter 2006 were primarily attributable to the impact of the decision made by the Centers for Medicare and Medicaid Services (CMS) during the second quarter 2007 to institute a new, bundled, payment amount for XOPENEX Inhalation Solution and generic albuterol inhalation solution products.  The new reimbursement rate, which went into effect on July 1, 2007, translated into a significantly lower per-unit payment for the 1.25 mg dose of XOPENEX Inhalation Solution (the dose most commonly used by Medicare Part B beneficiaries), compared to the rate paid in the previous quarter. Historically, it has been estimated that approximately 25-30 percent of XOPENEX Inhalation Solution units were subject to reimbursement under Medicare Part B, and 70-75 percent of XOPENEX Inhalation Solution units sold were through retail, hospital-based and other channels.

XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, a metered-dose inhaler (MDI) formulation of levalbuterol, had revenues of $17.3 million during the third quarter, reflecting a 32.3% increase over revenues of $13.1 million for the same period in 2006. We believe this increase was principally due to the continued transition of patients previously using chlorofluorocarbon (CFC) albuterol MDIs.  CFC-containing albuterol MDIs are required to be phased-out before the end of 2008, with patients increasingly transitioning to HFA MDIs.  Almost one-half of the short-acting beta-agonist market is still comprised of CFC albuterol MDIs, representing a sizeable remaining market opportunity for the XOPENEX HFA product.

BROVANA® Inhalation Solution, a long-term, twice-daily maintenance treatment of bronchoconstriction in patients with chronic obstructive pulmonary disease (COPD), which was commercially introduced in April 2007, had revenues of $2.4 million for the quarter. A significant portion of patients with COPD are Medicare beneficiaries, and the majority of future BROVANA revenues are expected to come from non-retail channels such as home health care. During the second quarter, CMS announced its preliminary determination that BROVANA should be awarded a unique reimbursement, or J Code, for billing purposes under the Medicare Part B benefit.  The final determination is expected in the fourth quarter of 2007 and, if favorable, would become effective on January 1, 2008.  Prior to that time, CMS has instructed providers to bill BROVANA reimbursement claims under a miscellaneous J Code.

Sepracor continues to earn royalty revenues on sales of out-licensed antihistamine products, which include Schering-Plough’s CLARINEX® brand desloratadine, sanofi-aventis’ ALLEGRA® brand fexofenadine HCl and UCB’s XYZAL®/XUSAL™ brand levocetirizine.  These products had combined royalty revenues of $8.7 million in the third quarter of 2007 compared to $9.2 million for the same quarter in 2006. In October 2007, UCB and sanofi-aventis launched XYZAL in the U.S., and Sepracor is entitled to earn royalties on product sales.

Sepracor’s early-stage portfolio continues to advance. SEP-225289, a novel triple reuptake inhibitor for the treatment of depression, began a Phase II proof-of-concept study during the fourth quarter of 2007.  SEP-225441, a compound for the treatment of generalized anxiety disorder, is expected to initiate a Phase II proof-of-concept study during the fourth quarter 2007. SEP-227162, a dual reuptake inhibitor for the treatment of depression, is expected to begin a Phase II proof-of-concept study during the second quarter of 2008. Additionally, Sepracor anticipates submitting three new Investigational New Drug Applications during the fourth quarter 2007 for product opportunities in depression, and potentially broader clinical application to conditions such as pain, bipolar disease, fibromyalgia and panic disorder.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and commercialization of the company’s pharmaceutical products under development; the safety, efficacy, potential benefits, possible uses and commercial success of LUNESTA brand eszopiclone, XOPENEX brand levalbuterol HCl Inhalation Solution, XOPENEX HFA brand levalbuterol tartrate Inhalation Aerosol, BROVANA brand arformoterol Inhalation Solution, and all of the company’s pharmaceutical candidates; the planned reduction in sales and marketing expenses and other cost-saving initiatives; the value added by Sepracor’s partnerships for eszopiclone outside the U.S.; the potential receipt of partnership milestones; the future growth of the company’s research and development pipeline and its ability to aggressively pursue synergistic corporate development and licensing opportunities; the expected reduction in sales and marketing expenses; the reorganization and restructuring of the company’s commercial functions and its new focus on enhanced productivity; the sizeable remaining market opportunity for the XOPENEX HFA product and Sepracor’s ability to capture a portion of the HFA market; and Sepracor’s expected future growth, profitability and 2007 and 2008 EPS guidance.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Sepracor’s ability to fund, and the results of, further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s trademarks, patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits and commercial success of the company’s products; changes in the use and/or label of LUNESTA or Sepracor’s other products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; the outcome of CMS’s final determination as to whether or not to award a unique reimbursement J Code for BROVANA; Sepracor’s ability to successfully implement its strategy to reduce sales and marketing expenses; the effects and outcome of the SEC’s inquiry into Sepracor’s stock option granting practices; private insurers such as managed care organizations, adopting their own coverage restrictions or demanding price concessions in response to state, Federal or administrative action, such as CMS’s new, bundled, payment amount for XOPENEX Inhalation Solution; the ability of the company to attract and retain qualified personnel; the ability of the company to successfully collaborate with third parties; the performance of Sepracor’s licensees, including Eisai and GlaxoSmithKline, and other collaboration partners and its ability to enter into new licenses and collaborations; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results are detailed in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission and other reports filed with the SEC.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta, Xopenex, Xopenex HFA and Brovana are registered trademarks of Sepracor Inc. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.  Ambien CR is a registered trademark of sanofi-aventis.

In conjunction with this Third Quarter 2007 Financial Results press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on Oct. 30, 2007.  To participate via telephone, dial 973-582-2749, referring to access code 9192732.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 11:00 a.m. ET and will be available for approximately one week. To replay the call, dial 973-341-3080, access code 9192732. A replay of the web cast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenues:

Product sales	$275,024	$280,086	$861,983	$814,018
Royalties and other	8,921	9,210	31,524	25,362
Total revenues	283,945	289,296	893,507	839,380

Cost of revenue	26,420	24,881	83,568	71,549

Gross margin	257,525	264,415	809,939	767,831

Operating expenses:
Research and development	49,025	35,520	135,184	121,149
Sales and marketing	154,648	151,154	538,282	523,750
General and administrative and patent costs	20,477	19,285	58,666	51,880
Soltara class action settlement	—	—	34,000	—
Total operating expenses	224,150	205,959	766,132	696,779

Income from operations	33,375	58,456	43,807	71,052

Other income (expense):
Interest income	11,173	12,319	34,882	33,103
Interest expense	(88)	(5,538)	(2,958)	(16,632)
Other income (expense), net	(621)	(9)	(907)	(321)
Total other income	10,464	6,772	31,017	16,150

Equity in investee loss	(37)	(212)	(441)	(565)

Income before income taxes	$43,802	$65,016	$74,383	$86,637

Income taxes	907	585	2,792	1,126

Net income	$42,895	$64,431	$71,591	$85,511

Net income per common share - basic	$0.40	$0.61	$0.67	$0.82

Net income per common share - diluted	$0.37	$0.56	$0.61	$0.74

Weighted average shares outstanding - basic	107,318	104,991	106,628	104,627

Weighted average shares outstanding - diluted	116,033	115,694	116,508	115,447

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2007	2006
ASSETS

Cash, short and long-term investments	$932,302	$1,166,324
Accounts receivable, net	154,486	175,103
Inventory, net	49,459	37,087
Property, plant and equipment, net	85,231	72,811
Investment in affiliate	4,344	5,107
Other assets	40,054	37,361

Total assets	$1,265,876	$1,493,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$141,188	$123,850
Other liabilities	162,064	115,877
Debt payable	3,424	1,078
Convertible subordinated debt	720,820	1,160,820
Total stockholders’ equity	238,380	92,168

Total liabilities and stockholders’ equity	$1,265,876	$1,493,793